EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF FORMATION

OF

AINOS, INC.

Pursuant to the Texas Business Organizations Code (the “Code”), the undersigned adopts the following Certificate of Amendment to its Restated Certificate of Formation, dated April 15, 2021 (the “Certificate of Formation”).

The name of the filing entity is Ainos, Inc. (the “Corporation”). This document will become effective on December 14, 2023, at 8:00 a.m., Central time (the “Effective Time”). The Corporation is a Texas for-profit corporation formed June 26, 1984. The filing number issued to the Corporation by the Secretary of State of the State of Texas is file number 71028800.

Article Four of the Certificate of Formation is amended by deleting Article Four thereof in its entirety and replacing it with the following:

The Corporation shall have authority to issue Three Hundred Million (300,000,000) shares of common stock, one- cent ($0.01) par value.

At the Effective Time, each five (5) shares of common stock issued and outstanding immediately prior to the Effective Time shall automatically, and without any further action by the holder thereof or the Corporation, be combined and converted into one (1) share of common stock reflecting a 1-5 reverse stock split (the “Reverse Stock Split”). All certificates representing shares of common stock outstanding immediately prior to the Effective Date shall upon the occurrence of the Effective Date represent instead the number of shares of common stock as provided above. Notwithstanding the foregoing, any holder of Common Stock may (but shall not be required to) surrender his, her or its stock certificate or certificates to the Corporation, and upon such surrender, if any, the Corporation will issue a certificate for the correct number of shares of common stock to which the holder is entitled under this Article Four.

No holder of shares of any class of the Corporation shall have the preemptive right to subscribe for or acquire additional shares of the Corporation of the same or any other class, whether such shares shall be hereby or hereafter authorized; and no holder of shares of any class of the Corporation shall have any right to acquire any shares which may be held in the Treasury of the Corporation. All such additional or Treasury shares may be sold for such consideration, at such time, and to such person or persons as the Board of Directors may from time to time determine.

The Corporation may purchase, directly or indirectly, its own shares to the extent of the aggregate of unrestricted capital surplus available therefore and unrestricted reduction surplus available therefore.

The right to cumulate votes in the election of directors is expressly prohibited.

Article Five of the Certificate of Formation is amended by deleting Article Five thereof in its entirety and replacing it with the following:

At the Effective Time, the Corporation shall have the authority to issue Fifty Million (50,000,000) shares of preferred stock, one-cent ($0.01) par value. The Board of Directors of the Corporation shall have authority to establish series of the unissued preferred stock of the Corporation by affixing and determining the designations, preferences, limitations, and relative rights, including voting rights, of the shares of any series so established to the same extent that such designations, preferences, limitations and relative rights could be stated if fully set forth in this Restated Certificate of Formation.

The foregoing amendments to the Certificate of Formation have been approved in the manner required by the Code and by the governing documents of the Corporation. The number of shares of the Corporation outstanding at the time of such adoption was 20,292,624 and the number entitled to vote thereon was 20,292,624. The number of shares consenting to the amendments was 13,473,651 constituting approximately 66.40% of the share entitled to consent.

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The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

Date: November 22, 2023	By:	/s/ Chun-Hsien Tsai
Chun-Hsien Tsai Chairman, President and Chief Executive Officer

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